Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, May 17, 2016 To: Core Laboratories N.V. Strawinskylaan 913, Tower A, Level 9 1077 XX Amsterdam The Netherlands

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration Statement and the Final Prospectus. This opinion letter is rendered to you in order to be filed with the SEC as Exhibit 5.1 to the Current Report on Form 8-K of the Company, dated on or about the date hereof.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Reviewed Documents and have assumed that the Deeds of Issue shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and the general terms and conditions of NautaDutilh N.V., (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of NautaDutilh N.V. in the matter concerned and (iv) no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document reviewed by us, as described in Exhibit B, conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been filed with and has been declared effective by the SEC;

c.	no defects attach to the incorporation of the Company (aan haar totstandkoming geen gebreken kleven) and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris) or a deputy (waarnemer) of a civil law notary (notaris) who had the power and authority to execute that deed;

d.	(i) there are no regulations (reglementen) which have been adopted by any corporate body of the Company which would affect the validity and/or purport of the Resolutions and (ii) the Articles of Association are the Company’s articles of association currently in force. The Extract supports item (ii) of this assumption;

e.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or been granted a suspension of payments (surseance van betaling verleend), or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

f.	the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deeds of Issue are complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

g.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

h.	none of the members of the Management Board and/or the Supervisory Board has a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of the adoption of any of their respective Resolutions. This assumption is supported by the confirmation in this respect as included in the Resolutions of the Management Board and the Supervisory Board;

i.	each Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Netherlands law, validly authorizes the person or persons purported to be granted power of attorney thereunder to represent and bind the grantor of such Power of Attorney in relation to the acts performed thereunder;

j.	at the Relevant Moment, each of the assumptions and qualifications made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing;

k.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the FSA and the rules promulgated thereunder;

l.	the Underwriter does not render an investment service (beleggingsdienst) as defined in the FSA in the Netherlands, without (i) a licence for that investment service as referred to in Article 2:96 FSA or (ii) a licence to render that investment service from the competent authority in another Member State of the European Economic Area and clearance to render that investment service in the Netherlands pursuant to sections 2.2.2.4 or 2.2.12.2 FSA;

m.	the option granted to the Underwriter in connection with the Underwriting Agreement with respect to the Option Shares has been validly granted and will have been validly exercised in accordance with the terms of such option prior to the issuance of the Option Shares and such option is a valid right to subscribe for Option Shares that is in full force and effect; and

n.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

2.	Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Underwriting Agreement and the Deed of Issue of Offer Shares, and when issued and accepted in accordance with the Underwriting Agreement, the Deed of Issue of Offer Shares and the Resolutions, the Offer Shares will be validly issued, fully paid and non-assessable.

3.	Subject to receipt by the Company of payment in full for the Option Shares as provided for in the Underwriting Agreement and the Deed of Issue of Option Shares, and when issued and accepted in accordance with the Underwriting Agreement, the Deed of Issue of Option Shares and the Resolutions, the Option Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that, by entering into the Deeds of Issue, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Deeds of Issue since this is a matter of fact.

C.	Pursuant to Article 2:98c NCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c NCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c NCC is null and void (nietig).

D.	A power of attorney or mandate granted by the Company:

a.	can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may, at the request of the principal, cancel the irrevocable quality of the power of attorney or mandate for compelling reasons; and

b.	will terminate in the event of a bankruptcy and become ineffective upon the suspension of payments of the principal or, unless otherwise provided, the attorney.

E.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

F.	As used in the opinions expressed in paragraphs 2 and 3 of this opinion letter, the term “non-assessable” (which term has no equivalent in Dutch) means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

G.	Chapter 5.4 FSA contains certain prohibitions on the use (or attempted use) and disclosure of inside information and on market manipulation that also apply to, and in relation to, the Company. In addition, Chapter 5.4 FSA requires the Company to draw up rules (reglement) concerning the possession of and transactions in shares in the Company’s capital or derivative financial instruments by, amongst others, the sole member of the Management Board, members of the Supervisory Board and employees. This opinion letter does not purport to express any opinion on whether the Offering is in violation of any of such prohibitions or rules.

H.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company, dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to NautaDutilh N.V. under the heading “Legal Matters” in the Final Prospectus.

Sincerely yours,

/s/ NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The articles of association (statuten) of the Company as they read after the execution of a deed of amendment dated May 16, 2012.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	Core Laboratories N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 33261158.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated August 8, 1994.

“Deed of Issue of Offer Shares”	The draft deed of issue of the Offer Shares with reference number 50103830 M 18629110.

“Deeds of Issue of Option Shares”	The draft deed of issue of the Option Shares with reference number 50103830 M 18631746.

“Deeds of Issue”	The Deed of Issue of Offer Shares and the Deed of Issue of Option Shares.

“Exhibit”	An exhibit to this opinion letter.

“Extract”	In relation to the Company, an extract from the Commercial Register, dated the date of this opinion letter.

“Final Prospectus”	The final prospectus of the Company, dated May 11, 2016, as filed by the Company with the SEC pursuant to Rule 424(b) under the U.S. Securities Exchange Act of 1933, on May 13, 2016.

“FSA”	The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

“Insolvency Registers”

i.       the online central insolvency register (Centraal Insolventie Register) and the online EU

         Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.      the bankruptcy clerk’s office of the relevant court.

“Management Board”	The Company’s management board (bestuur).

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Offering”	The offer and sale of the Offer Shares and the Option Shares in accordance with the Underwriting Agreement.

“Offer Shares”	1,475,000 Ordinary Shares.

“Option Shares”	Up to 221,250 Ordinary Shares.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.02 each.

“Power of Attorney”	Any power of attorney as contained in the Resolutions.

“Registration Statement”	The registration statement on Form S-3 filed with the SEC on May 11, 2016 (File No. 333-211291) in connection with the Offering.

“Relevant Moment”	Each time that Offer Shares or Option Shares are issued.

“Resolutions”

The resolutions recorded in:

i.       the written resolution of the Management Board dated May 10, 2016;

ii.      the written resolution of the Supervisory Board dated May 9, 2016; and

iii.     the written resolution of the pricing committee established by the Supervisory Board dated May 11, 2016.

“Reviewed Documents”	The documents listed in Exhibit B.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen).

“Underwriter”	Credit Suisse Securities (USA) LLC, acting as underwriter in connection with the Offering under the Underwriting Agreement.

“Underwriting Agreement”	The underwriting agreement entered into between the Company and the Underwriter, dated May 11, 2016.

EXHIBIT B

LIST OF REVIEWED DOCUMENTS

1.	a pdf copy of the Deed of Incorporation;

2.	a pdf copy of the Articles of Association;

3.	a pdf copy of the Extract;

4.	a pdf copy of the written resolutions evidencing the adopted Resolutions;

5.	the Registration Statement;

6.	the Final Prospectus;

7.	the Underwriting Agreement; and

8.	the Deed of Issue.